Exhibit 23.1

                         Consent of Independent Auditors


The Board of Directors
eGames, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 333-23709 and 333-26305) on Form S-3 and in the registration statement (No. 333-42661) on Form S-8 of eGames, Inc. of our report dated July 25, 2000, except for notes 8 and 18, which are as of August 9, 2000 and September 8, 2000, respectively, relating to the consolidated balance sheet of eGames, Inc. and subsidiary as of June 30, 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended June 30, 2000 and 1999, which report appears in the June 30, 2000 Annual Report on Form 10-KSB of eGames, Inc.



/s/ KPMG LLP

Philadelphia, Pennsylvania
September 26, 2000